Exhibit 15.5
PAN AMERICAN ENERGY CHILE

Estimated

Future Reserves and Income

Attributable to the

100 Percent Working Interest in the

Coiron Block, Chile

SEC Parameters

As of

December 31, 2011

/s/ Guale Ramírez
Guale Ramírez, P.E.
TBPE License No. 48318
Managing Senior Vice President

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY     PETROLEUM CONSULTANTS

  PAN AMERICAN ENERGY CHILE

TABLE OF CONTENTS

DISCUSSION

DISCUSSION LETTER

PROFESSIONAL QUALIFICATIONS OF PRIMARY TECHNICAL PERSON

SUMMARY OF DEVELOPMENT COSTS	TABLE A

PETROLEUM RESERVES DEFINITIONS

SUMMARY OF GROSS AND NET RESERVES AND INCOME DATA	TABLE B

GRAND SUMMARY PROJECTIONS	1-3

FIELD AND PROPERTY PROJECTIONS	4-11l

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS – TBPE FIRM LICENSE No. F-1580

RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
TBPE REGISTERED ENGINEERING ARM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5235	TELEPHONE (713) 651-9191

February 17, 2012

Pan American Energy LLC
Mr. Carlos Bulgheroni, CEO and
Mr. Alejandro P. Bulgheroni, Chairman
Leandro N. Alem 1180
1001 Buenos Aires, Argentina

Gentlemen:

At the request of Pan American Energy, LLC (Pan American), we have prepared an estimate of the proved, probable and possible reserves, future production, and income attributable to the 100 percent working interests of the properties addressed in this report as of December 31, 2011. The net reserves and income data, which are based on a 100 percent working interest as shown herein are greater than Pan American's net interest in the properties. The subject properties are located in the Austral Magallanes Basin, in the country of Chile and include the Coiron Block. The proved reserves were estimated based on the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). The probable and possible reserves were estimated based on the definitions and disclosure guidelines contained in the Society of Petroleum Engineers (SPE), World Petroleum Council (WPC), American Association of Petroleum Geologists (AAPG), and Society of Petroleum Evaluation Engineers (SPEE) Petroleum Resources Management System (SPE-PRMS). The income data were estimated using the Securities and Exchange Commission (SEC) requirements for future price and cost parameters.  The results of our third party study, completed on February 3, 2011, are presented herein.

Based on the information provided by Pan American, the proved, probable, and possible reserves summarized in our report represent 100 percent of the total net proved, 100 percent of the total net probable and 100 percent of the total net possible reserves on a barrel equivalent basis, in the Coiron Block.

The estimated reserves and future income amounts presented in this report, as of December 31, 2011, are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on SEC parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

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Pan American Energy Chile - Coiron Block
February 17, 2012

PROVED RESERVES-SEC DEFINITIONS
Estimated Net Reserves and Income Data
SEC Price and Cost Parameters
For the Coiron Block, Chile – 100 Percent Working Interest
As of December 31, 2011

Total
Proved
Net Remaining Reserves	Undeveloped
Oil/Condensate – Barrels	752,727

Income Data ($M)
Future Gross Revenue	$64,734
Deductions	33,354
Future Net Income (FNI)	$31,380

Discounted FNI @ 10%	$15,461

PROBABLE AND POSSIBLE RESERVES - SPE-PRMS DEFINITIONS
Estimated Net Reserves and Income Data
SEC Price and Cost Parameters
For the Coiron Block, Chile – 100 Percent Working Interest
As of December 31, 2011

	Total	Total
	Probable	Possible
	Undeveloped	Undeveloped
Net Remaining Reserves
Oil/Condensate – Barrels	224,808	259,564

Income Data ($M)
Future Gross Revenue	$19,333	$22,322
Deductions	7,134	7,634
Future Net Income (FNI)	$12,199	$14,688

Discounted FNI @ 10%	$7,434	$8,043

Liquid hydrocarbons are expressed in standard 42 gallon barrels. Oil reserves account for 100 percent of the total future gross revenue from proved reserves. The associated gas to be produced from the subject properties will not be marketed and therefore only the oil volumes are reported as reserves in this report. In this report, the revenues, deductions, and income are expressed as thousands of U.S. dollars ($M).

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package AriesTM System Petroleum Economic Evaluation Software, a copyrighted program of Halliburton. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy Chile - Coiron Block
February 17, 2012

may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is not subject to production taxes. The deductions incorporate the normal direct costs of operating the wells, development costs, royalty payments and certain abandonment costs net of salvage. The future net income is before the deduction of Chilean federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

	Discounted Future Net Income ($M) As of December 31, 2011
Discount Rate	Total	Total	Total
Percent	Proved	Probable	Possible

9	$16,598	$7,785	$8,501
15	$10,733	$5,958	$6,170
20	$7,208	$4,828	$4,811
25	$4,511	$3,941	$3,796

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulations Part 210.4-10(a). The probable reserves and possible reserves included herein conform to definitions of probable and possible reserves sponsored and approved by the Society of Petroleum Engineers (SPE), the World Petroleum Council (WPC), the American Association of Petroleum Geologists (AAPG) and the Society of Petroleum Evaluation Engineers (SPEE) as set forth in the 2007 SPE/WPC/AAPG/SPEE Petroleum Resources Management System (SPE-PRMS). An abridged version of the SEC proved reserves definitions from 210.4-10(a) and the SPE/WPC/AAPG/SPEE probable and possible reserves from the SPE-PRMS entitled "Petroleum Reserves Definitions" is included as an attachment to this report.

The various reserve status categories are defined in the attachment to this report entitled "Reserves Status Definitions and Guidelines."

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were omitted from consideration in making this evaluation.

Proved oil and gas reserves are "those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward". Probable reserves are those additional reserves that are less

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy Chile - Coiron Block
February 17, 2012

certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.  Possible reserves are those additional reserves which are less certain to be recovered than probable reserves and thus the probability of achieving or exceeding the proved plus probable plus possible reserves is low. The reserves included herein were estimated using deterministic methods and presented as incremental quantities.  Under the deterministic incremental approach, discrete quantities of reserves are estimated and assigned separately as proved, probable or possible based on their individual level of uncertainty.

The reserves and income quantities attributable to the different reserve classifications that are included herein have not been adjusted to reflect these varying degrees of risk associated with them and thus are not comparable. Moreover, estimates of reserves may increase or decrease as a result of future operations, effects of regulation by governmental agencies or geopolitical risks. As a result, the estimates of oil and gas reserves have an intrinsic uncertainty. The reserves included in this report are therefore estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts.

The reserves reported herein are limited to the period prior to expiration of current contracts providing the legal right to produce or a revenue interest in such production unless evidence indicates that contract renewal is reasonably certain.  Furthermore, properties in the country of Chile may be subjected to significantly varying contractual fiscal terms that affect the net revenue to Pan American for the production of these volumes. The prices and economic return received for these net volumes can vary significantly based on the terms of these contracts. Ryder Scott has not conducted an exhaustive audit or verification of such contractual information.  Our acceptance of Pan American's representations regarding such contractual information should not be construed as a legal opinion on this matter.

Ryder Scott did not evaluate country and geopolitical risks in the country of Chile, where the subject properties are located.  Pan American's operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include matters relating to land tenure, drilling, production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax, and foreign trade and investment and are subject to change from time to time.  Such changes in governmental regulations and policies may cause volumes of reserves actually recovered and amounts of income actually received to differ significantly from the estimated quantities.

The estimates of reserves presented herein were based upon a detailed study of the properties in which Pan American owns an interest; however, we have not made any field examination of the properties.  No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The reserves included in this report are attributable to the Los Cerros field, located in the Coiron Block, and are specifically related to the Upper and Lower Turbidite formations in this field.  One well, the Los Cerros No. 1, was drilled in this field.  The subject well tested oil from both Turbidite formations. The Los Cerros No.1 well will not be completed for production and therefore all the reserves included in this report are classified as undeveloped.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy Chile - Coiron Block
February 17, 2012

The subject properties have not been developed for production as of the date of this report, but according to Pan American, will be developed starting in year 2012 with initial production expected also in year 2012. Reserves attributable to the proved, probable and possible undeveloped categories included herein were estimated by the volumetric method, which utilized all pertinent well and seismic data available through December, 2011.

There are other potentially recoverable hydrocarbon volumes in the Coiron Block which were classified as contingent resources and as a result are not included in this reserves report.

To estimate economically recoverable oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be demonstrated to be economically producible based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined as of the effective date of the report. We have applied the same criteria for economic producibility to the probable and possible reserves included in this report. Pan American has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future production and income, we have relied upon data furnished by Pan American with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or properties, other costs such as transportation and/or processing fees, royalty payments, recompletion and development costs, abandonment costs after salvage, product prices based on the SEC regulations, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data supplied by Pan American.

Table B presents a one-line summary of gross and net reserves and income data for each of the subject properties.  Tables 1 through 11 present our estimated projections of production and income by years beginning January 1, 2012, as summarized for the entire Coiron Block and by well.

Future Production Rates

Our forecasts of future production rates are based on the well test data provided for the Los Cerros No. 1 well. These test data and other related information were used to estimate the anticipated initial production rates for the future wells that are not currently producing. Production was forecast to decline exponentially from the initial production rate to recover the volumetrically estimated reserves for each forecasted well. For these reserves which are not yet on production, sales were estimated to commence at an anticipated date furnished by Pan American.

The future production rates from these undeveloped future wells may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies.   Furthermore, these locations may start producing earlier or later than anticipated in our estimates.

Hydrocarbon Prices

Pan American provided us with the oil prices used in this report.  Pan American has assured us that the oil prices used herein are based on SEC price parameters using the average prices during the

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy Chile - Coiron Block
February 17, 2012

12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. The oil prices which were actually used for each property reflect adjustment for gravity, quality, local conditions, and/or distance from market.

The effects of derivative instruments designated as price hedges of oil quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the properties and wells in this report were provided by Pan American and include only those costs directly applicable to the properties or wells. The operating costs include a portion of general and administrative costs allocated directly to the properties and wells. When applicable for these operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the properties or wells.

Development costs were furnished to us by Pan American and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were significant. The estimates of the net abandonment costs furnished by Pan American were accepted without independent verification. Ryder Scott has not performed a detailed study of the abandonment costs or the salvage value and makes no warranty for Pan American's estimates.

Because of the direct relationship between volumes of proved, probable and possible undeveloped reserves and development plans, we include in the proved, probable and possible undeveloped category only reserves assigned to undeveloped locations that we have been informed will definitely be drilled. Pan American has informed us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans .

Current costs were held constant throughout the life of the properties. Table A describes the development costs used in this report in more detail.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over seventy years. Ryder Scott is employee owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy Chile - Coiron Block
February 17, 2012

Ryder Scott actively participates in industry related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists  have received professional accreditation in the form of a registered or certified professional engineer's license or a registered or certified professional geoscientist's license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Pan American. Neither we nor any of our employees have any interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

This report was prepared for the exclusive use and sole benefit of Pan American Energy Chile and may not be put to other use without our prior written consent for such use. We have provided Pan American with a digital version of the original signed copy of this report. In the event there are any differences between the digital version and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580 /s/ Guale Ramirez Guale Ramirez, P.E. TBPE License No. 48318 Managing Senior Vice President – International

GR (JEH)/pl

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Guadalupe Ramirez was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Ramirez, an employee of Ryder Scott Company L.P. (Ryder Scott) since 1981, is a Managing Senior Vice President and also serves as a member of the Board of Directors. He is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Ramirez served in a number of engineering positions with Sun Oil Company and Natomas North America. For more information regarding Mr. Ramirez's geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Ramirez earned a Bachelor of Science Degree in Mechanical Engineering with honors from Texas A&M University in 1976 and is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Ramirez fulfills. As part of his 2011 continuing education hours, Mr. Ramirez attended an internally received 18 hours of formalized training as well as a day long public forum, the, 2011 RSC Reserves Conference relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Ramirez has also presented courses on the new SEC Reserves definitions on various occasions during the year 2009 and 2011 as well as 16 hours of formalized external training during 2011 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software, unconventional resources and ethics for consultants.

Based on his educational background, professional training and more than 34 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Ramirez has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article Ill of the "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers as of February 19, 2007.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PAN AMERICAN ENERGY LLC

Estimated

Future Reserves and Income

Attributable to Certain

Interests

SEC Parameters

As of

December 31, 2011

/s/ Hugo Ovalle	/s/ Guale Ramírez
Hugo Ovalle Petroleum Engineer	Guale Ramírez, P.E. TBPE License No. 48318 Managing Senior Vice President

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PAN AMERICAN ENERGY LLC
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN INTERESTS

AS OF DECEMBER 31, 2011

TABLE OF CONTENTS
TABLE NO.
DISCUSSION
DISCUSSION LETTER
PROFESSIONAL QUALIFICATIONS OF PRIMARY TECHNICAL PERSON

PETROLEUM RESERVES DEFINITIONS

PROPERTY RANKING BY PROVED DISCOUNTED FUTURE NET INCOME	A

SUMMARY OF GROSS AND NET RESERVE AND INCOME DATA	B

GRAND SUMMARY
- TOTAL PROVED	1
- PROVED PRODUCING	2
- PROVED SHUT-IN	3
- PROVED UNDEVELOPED	4
- PROVED DEPLETED	5
- TOTAL PROBABLE	6
- PROBABLE PRODUCING	7
- PROBABLE SHUT-IN	8
- PROBABLE BEHIND PIPE	9
- PROBABLE UNDEVELOPED	10
- TOTAL POSSIBLE	11
- POSSIBLE PRODUCING	12
- POSSIBLE SHUT-IN	13
- POSSIBLE BEHIND PIPE	14
- POSSIBLE UNDEVELOPED	15

AUSTRAL BASIN SUMMARY
- TOTAL PROVED	16
- PROVED PRODUCING	17
- PROVED UNDEVELOPED	18
- TOTAL PROBABLE	19
- PROBABLE PRODUCING	20
- PROBABLE UNDEVELOPED	21
- TOTAL POSSIBLE	22
- POSSIBLE PRODUCING	23
- POSSIBLE UNDEVELOPED	24

CUENCA MARINA AUSTRAL AREA SUMMARY
- TOTAL PROVED	25
- PROVED PRODUCING	26
- PROVED UNDEVELOPED	27
- TOTAL PROBABLE	28
- PROBABLE PRODUCING	29
- PROBABLE UNDEVELOPED	30
- TOTAL POSSIBLE	31

Ryder Scott Company    PETROLEUM CONSULTANTS

TBPE FIRM LICENSE No. F-1580

PAN AMERICAN ENERGY LLC
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN INTERESTS

AS OF DECEMBER 31, 2011

TABLE OF CONTENTS (CONT'D)
  TABLE NO.

- POSSIBLE PRODUCING	32
- POSSIBLE UNDEVELOPED	33

ARIES FIELD SUMMARY
- PROVED PRODUCING	34
- PROBABLE PRODUCING	35
- POSSIBLE PRODUCING	36

CANADON ALFA COMPLEX SUMMARY
- PROVED PRODUCING	37
- PROBABLE PRODUCING	38

ALFA SUR FIELD SUMMARY
- PROVED PRODUCING	39
- PROBABLE PRODUCING	40

CANADON ALFA FIELD SUMMARY
- PROVED PRODUCING	41
- PROBABLE PRODUCING	42

CULLEN NORTE FIELD SUMMARY
- PROVED PRODUCING	43
- PROBABLE PRODUCING	44

FENIX CARINA FIELD SUMMARY
- TOTAL PROVED	45
- PROVED PRODUCING	46
- PROVED UNDEVELOPED	47
- TOTAL PROBABLE	48
- PROBABLE PRODUCING	49
- PROBABLE UNDEVELOPED	50
- POSSIBLE UNDEVELOPED	51

RIO CULLEN COMPLEX SUMMARY
- PROVED PRODUCING	52
- PROBABLE PRODUCING	53
- POSSIBLE UNDEVELOPED	54

ARA SUR FIELD SUMMARY
- PROVED PRODUCING	55
- PROBABLE PRODUCING	56

ARGO FIELD SUMMARY
- PROVED PRODUCING	57
- PROBABLE PRODUCING	58

HIDRA FIELD SUMMARY

Ryder Scott Company    PETROLEUM CONSULTANTS

TBPE FIRM LICENSE No. F-1580

PAN AMERICAN ENERGY LLC
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN INTERESTS

AS OF DECEMBER 31, 2011

TABLE OF CONTENTS (CONT'D)
  TABLE NO.

- PROVED PRODUCING	59
- PROBABLE PRODUCING	60

HIDRA SUR FIELD SUMMARY
- PROVED PRODUCING	61
- PROBABLE PRODUCING	62

KAUS (CULLEN SUR) FIELD SUMMARY
- PROVED PRODUCING	63
- PROBABLE PRODUCING	64

RIO CULLEN FIELD SUMMARY
- PROVED PRODUCING	65
- PROBABLE PRODUCING	66

SPICA FIELD SUMMARY
- POSSIBLE UNDEVELOPED	67

VEGA PLEYADE FIELD SUMMARY
- PROVED UNDEVELOPED	68
- PROBABLE UNDEVELOPED	69

AREA COST ALLOCATION SUMMARY
- TOTAL PROVED	70
- PROVED PRODUCING	71
- PROVED UNDEVELOPED	72
- TOTAL PROBABLE	73
- PROBABLE PRODUCING	74
- PROBABLE UNDEVELOPED	75
- TOTAL POSSIBLE	76
- POSSIBLE PRODUCING	77
- POSSIBLE UNDEVELOPED	78

GOLFO SAN JORGE BASIN SUMMARY
- TOTAL PROVED	79
- PROVED PRODUCING	80
- PROVED UNDEVELOPED	81
- PROVED DEPLETED	82
- PROBABLE UNDEVELOPED	83
- POSSIBLE UNDEVELOPED	84

ESTANCIA LA ESCONDIDA AREA SUMMARY
- TOTAL PROVED	85
- PROVED PRODUCING	86
- PROVED UNDEVELOPED	87
- PROVED DEPLETED	88
- PROBABLE UNDEVELOPED	89

Ryder Scott Company    PETROLEUM CONSULTANTS

TBPE FIRM LICENSE No. F-1580

PAN AMERICAN ENERGY LLC
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN INTERESTS

AS OF DECEMBER 31, 2011

TABLE OF CONTENTS (CONT'D)
  TABLE NO.

- POSSIBLE UNDEVELOPED	90

ESTANCIA LA ESCONDIDA FIELD SUMMARY
- TOTAL PROVED	91
- PROVED PRODUCING	92
- PROVED UNDEVELOPED	93
- PROVED DEPLETED	94
- PROBABLE UNDEVELOPED	95
- POSSIBLE UNDEVELOPED	96

AREA COST ALLOCATION SUMMARY
- TOTAL PROVED	97
- PROVED PRODUCING	98
- PROBABLE UNDEVELOPED	99
- POSSIBLE UNDEVELOPED	100
- PROVED UNDEVELOPED	101

NEUQUEN BASIN SUMMARY
- TOTAL PROVED	102
- PROVED PRODUCING	103
- PROVED SHUT-IN	104
- PROVED UNDEVELOPED	105
- PROVED DEPLETED	106
- TOTAL PROBABLE	107
- PROBABLE PRODUCING	108
- PROBABLE SHUT-IN	109
- PROBABLE BEHIND PIPE	110
- PROBABLE UNDEVELOPED	111
- TOTAL POSSIBLE	112
- POSSIBLE PRODUCING	113
- POSSIBLE SHUT-IN	114
- POSSIBLE BEHIND PIPE	115
- POSSIBLE UNDEVELOPED	116

AGUADA PICHANA AREA SUMMARY
- TOTAL PROVED	117
- PROVED PRODUCING	118
- PROVED SHUT-IN	119
- PROVED UNDEVELOPED	120
- TOTAL PROBABLE	121
- PROBABLE PRODUCING	122
- PROBABLE SHUT-IN	123
- PROBABLE UNDEVELOPED	124
- TOTAL POSSIBLE	125
- POSSIBLE SHUT-IN	126
- POSSIBLE UNDEVELOPED	127

Ryder Scott Company    PETROLEUM CONSULTANTS

TBPE FIRM LICENSE No. F-1580

PAN AMERICAN ENERGY LLC
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN INTERESTS

AS OF DECEMBER 31, 2011

TABLE OF CONTENTS (CONT'D)
  TABLE NO.

AGUADA PICHANA FIELD SUMMARY
- PROBABLE UNDEVELOPED	128
- POSSIBLE UNDEVELOPED	129

AGUADA PICHANA CANYON DE LA ZORRA
- TOTAL PROVED	130
- PROVED PRODUCING	131
- PROVED SHUT-IN	132

AGUADA PICHANA LAS CARCELES CENTRO
- PROVED SHUT-IN	133
- TOTAL PROBABLE	134
- PROBABLE SHUT-IN	135
- PROBABLE UNDEVELOPED	136

AGUADA PICHANA LAS CARCELES NORTE
- TOTAL PROVED	137
- PROVED SHUT-IN	138
- PROVED UNDEVELOPED	139
- TOTAL PROBABLE	140
- PROBABLE SHUT-IN	141
- PROBABLE UNDEVELOPED	142
- POSSIBLE SHUT-IN	143

AGUADA PICHANA LAS CARCELES OESTE
- POSSIBLE UNDEVELOPED	144

AGUADA PICHANA LAS CARCELES SUR
- PROVED SHUT-IN	145
- PROBABLE UNDEVELOPED	146

AGUADA PICHANA MAIN FIELD SUMMARY
- TOTAL PROVED	147
- PROVED PRODUCING	148
- PROVED SHUT-IN	149
- PROVED UNDEVELOPED	150

AGUADA PICHANA MAIN NORTH FIELD
- TOTAL PROVED	151
- PROVED PRODUCING	152
- PROVED SHUT-IN	153

AGUADA PICHANA MAIN WEST FIELD
- TOTAL PROVED	154
- PROVED PRODUCING	155
- PROVED SHUT-IN	156
- PROVED UNDEVELOPED	157

Ryder Scott Company    PETROLEUM CONSULTANTS

TBPE FIRM LICENSE No. F-1580

PAN AMERICAN ENERGY LLC
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN INTERESTS

AS OF DECEMBER 31, 2011
TABLE OF CONTENTS (CONT'D)
TABLE NO.

- TOTAL PROBABLE	158
- PROBABLE PRODUCING	159
- PROBABLE UNDEVELOPED	160
- POSSIBLE UNDEVELOPED	161

AGUADA PICHANA PH-1 FIELD SUMMARY
- TOTAL PROVED	162
- PROVED PRODUCING	163
- PROVED SHUT-IN	164
- PROVED UNDEVELOPED	165
- PROBABLE UNDEVELOPED	166

AGUADA PICHANA PH-2 FIELD SUMMARY
- TOTAL PROVED	167
- PROVED PRODUCING	168
- PROVED SHUT-IN	169
- PROVED UNDEVELOPED	170

AGUADA PICHANA PH-3 FIELD SUMMARY
- PROBABLE UNDEVELOPED	171

AGUADA PICHANA TIGHT-1 FIELD SUMMARY
- TOTAL PROVED	172
- PROVED PRODUCING	173
- PROVED SHUT-IN	174
- PROVED UNDEVELOPED	175
- TOTAL PROBABLE	176
- PROBABLE PRODUCING	177
- PROBABLE SHUT-IN	178
- PROBABLE UNDEVELOPED	179

AGUADA PICHANA TIGHT-2 FIELD SUMMARY
- PROVED SHUT-IN	180

AREA COST ALLOCATION SUMMARY
- TOTAL PROVED	181
- PROVED PRODUCING	182
- PROVED SHUT-IN	183
- PROVED UNDEVELOPED	184
- TOTAL PROBABLE	185
- PROBABLE PRODUCING	186
- PROBABLE SHUT-IN	187
- PROBABLE UNDEVELOPED	188
- TOTAL POSSIBLE	189
- POSSIBLE SHUT-IN	190
- POSSIBLE UNDEVELOPED	191

Ryder Scott Company    PETROLEUM CONSULTANTS

TBPE FIRM LICENSE No. F-1580

PAN AMERICAN ENERGY LLC ESTIMATED
FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN INTERESTS

AS OF DECEMBER 31, 2011

TABLE OF CONTENTS (CONT'D)
  TABLE NO.

LINDERO ATRAVESADO AREA SUMMARY
- TOTAL PROVED	192
- PROVED PRODUCING	193
- PROVED SHUT-IN	194
- PROVED UNDEVELOPED	195
- PROVED DEPLETED	196
- TOTAL PROBABLE	197
- PROBABLE BEHIND PIPE	198
- PROBABLE UNDEVELOPED	199
- TOTAL POSSIBLE	200
- POSSIBLE BEHIND PIPE	201
- POSSIBLE UNDEVELOPED	202

LINDERO ATRAVESADO OCCIDENTAL FIELD
- TOTAL PROVED	203
- PROVED PRODUCING	204
- PROVED SHUT-IN	205
- PROVED DEPLETED	206
- TOTAL PROBABLE	207
- PROBABLE BEHIND PIPE	208
- PROBABLE UNDEVELOPED	209
- TOTAL POSSIBLE	210
- POSSIBLE BEHIND PIPE	211
- POSSIBLE UNDEVELOPED	212

LINDERO ATRAVESADO ORIENTAL FIELD
- TOTAL PROVED	213
- PROVED PRODUCING	214
- PROVED UNDEVELOPED	215
- PROVED DEPLETED	216
- PROBABLE UNDEVELOPED	217
- POSSIBLE UNDEVELOPED	218

AREA COST ALLOCATION SUMMARY
- TOTAL PROVED	219
- PROVED PRODUCING	220
- PROVED SHUT-IN	221
- PROVED UNDEVELOPED	222
- PROBABLE UNDEVELOPED	223
- TOTAL POSSIBLE	224
- POSSIBLE BEHIND PIPE	225
- POSSIBLE UNDEVELOPED	226

SAN ROQUE AREA SUMMARY
- TOTAL PROVED	227
- PROVED PRODUCING	228

Ryder Scott Company    PETROLEUM CONSULTANTS

TBPE FIRM LICENSE No. F-1580

PAN AMERICAN ENERGY LLC
ESTIMATED FUTURE RESERVES AND INCOME
ATTRIBUTABLE TO CERTAIN INTERESTS

AS OF DECEMBER 31, 2011

TABLE OF CONTENTS (CONT'D)
  TABLE NO.

- PROVED SHUT-IN	229
- PROBABLE PRODUCING	230
- POSSIBLE PRODUCING	231
- POSSIBLE UNDEVELOPED	232

AGUADA SAN ROQUE FIELD SUMMARY
- TOTAL PROVED	233
- PROVED PRODUCING	234
- PROVED SHUT-IN	235
- PROBABLE PRODUCING	236
- POSSIBLE UNDEVELOPED	237

LOMA LAS YEGUAS FIELD SUMMARY
- PROVED PRODUCING	238
- PROBABLE PRODUCING	239
- POSSIBLE PRODUCING	240

AREA COST ALLOCATION SUMMARY
- TOTAL PROVED	241
- PROVED PRODUCING	242
- PROVED SHUT-IN	243
- PROBABLE PRODUCING	244
- TOTAL POSSIBLE	245
- POSSIBLE PRODUCING	246
- POSSIBLE UNDEVELOPED	247

Ryder Scott Company    PETROLEUM CONSULTANTS

TBPE FIRM LICENSE No. F-1580

TBPE REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 3800	HOUSTON. TEXAS 77002 -5235	FAX (713) 651-0849 TELEPHONE (713) 651- 9191

February 20, 2012
Pan American Energy LLC
Mr. Carlos Bulgheroni, CEO and
Mr. Alejandro P. Bulgheroni, Chairman
Leandro N. Alem 1180
1001 Buenos Aires, Argentina

Gentlemen:

At your request, Ryder Scott Company (Ryder Scott) has prepared an estimate of the proved, probable and possible reserves, future production, and income attributable to certain interests of Pan American Energy LLC (Pan American) as of December 31, 2011. The subject properties are located in the provinces of Chubut, Neuquen and Tierra del Fuego (onshore and offshore) Argentina. The proved reserves were estimated based on the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). The probable and possible reserves were estimated based on the definitions and disclosure guidelines contained in the Society of Petroleum Engineers (SPE), World Petroleum Council (WPC), American Association of Petroleum Geologists (AAPG), and Society of Petroleum Evaluation Engineers (SPEE) Petroleum Resources Management System (SPE-PRMS). The income data were estimated using the Securities and Exchange Commission (SEC) requirements for future price and cost parameters. The results of our third party study, completed on February 15, 2012, are presented herein.

The properties evaluated by Ryder Scott account for a portion of Pan American's total net proved, probable and possible reserves as of December 31, 2012. The third party estimate conducted by Ryder Scott addresses 14 percent of the total proved, 14.1 percent of the total probable and 19.0 percent of the total possible net hydrocarbon reserves of Pan American, on a barrel equivalent basis.

The estimated reserves and future income amounts presented in this report, as of December 31, 2011, are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on SEC parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized on the following pages.

SUITE 600, 1015 4TH STREET, S.W. 621 17TH STREET, SUITE 1550	CALGARY, ALBERTA T2R U4 DENVER, COLORADO 80293-1501	TEL (403) 262-2799 TEL (303) 623-9147	FAX (403) 262-2790 FAX (303) 623-4258

Pan American Energy LLC
February 20, 2012

PROVED RESERVES - SEC DEFINITIONS
Estimated Net Reserves and Income Data
SEC Price and Cost Parameters
Certain Interests of
Pan American Energy, LLC
As of December 31, 2011

	Proved

	Developed
	Producing	Non-Producing	Undeveloped	Total Proved

Net Remaining Reserves
Oil/Condensate - Barrels	9,497,209	68,163	4,795,180	14,360,552
Plant Products - Barrels	5,819,216	0	5,701,504	11,520,720
Gas- MMCF	503,438	13,836	423,562	940,836

Income Data - ($M)
Future Gross Revenue	$1,865,201	$78,954	$1,975,615	$3,919,770
Deductions	912,522	28,370	867,528	1,808,420
Future Net Income (FNI)	$952,679	$50,584	$1,108,087	$2,111,350

Discounted FNI @ 10%	$722,307	$40,479	$446,195	$1,208,981

PROBABLE RESERVES - SPE-PRMS DEFINITIONS Estimated Net Reserves and Income Data SEC Price and Cost Parameters Certain Interests of Pan American Energy, LLC As of December 31, 2011
	Producing
	Developed
Net Remaining Reserves	Probable	Non-Producing	Undeveloped	Total Probable
Oil/Condensate - Barrels	1,989,459	32,703	2,808,084	4,830,246
Plant Products - Barrels	620,797	0	1,712,004	2,332,801
Gas- MMCF	77,244	4,473	214,761	296,478

Income Data - ($M)
Future Gross Revenue	$298,617	$32,171	$798,724	$1,129,512
Deductions	62,206	6,221	355,364	423 791
Future Net Income (FNI)	$236,411	$25,950	$443,360	$705,721

Discounted FNI@ 10%	$80,196	$20,714	$154,928	$255,838

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy LLC
February 20, 2012

POSSIBLE RESERVES - SPE-PRMS DEFINITIONS
Estimated Net Reserves and Income Data
SEC Price and Cost Parameters
Certain Interests of
Pan American Energy, LLC
As of December 31, 2011

	Probable
	Developed
	Producing	Non-Producing	Undeveloped	Total Probable
Net Remaining Reserves
Oil/Condensate - Barrels	301,758	35,886	3,709,068	4,046,712
Plant Products - Barrels	0	0	1,533,298	1,533,298
Gas-MMCF	27,144	2,855	226,228	256,227

Income Data - ($M)
Future Gross Revenue	$80,731	$20,432	$996,746	$1,097,909
Deductions	23,763	4,533	446 547	474 843
Future Net Income (FNI)	$56,968	$15,899	$550,199	$623,066

Discounted FNI @ 10%	$29,742	$12,491	$228,669	$270,902

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are reported on an "as sold" basis expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. In this report, the revenues, deductions, and income are expressed as thousands of U.S. dollars ($M).

Pan American has indicated that according to their concession agreements in Argentina, there are no deductions made for statutory provincial royalties, but instead these are treated as costs. As a result, the hydrocarbon reserves included in this report are reported as working interest volumes.

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package AriesTM System Petroleum Economic Evaluation Software, a copyrighted program of Halliburton. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is not subject to direct production taxes. The deductions incorporate the normal direct costs of operating the wells, recompletion costs, development costs, royalty payments and certain abandonment costs net of salvage. The future net income is before the deduction of Argentine federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income.

Gas reserves account for approximately 64 percent of the total future gross revenue from proved reserves, and liquid hydrocarbon reserves account for the remaining 36 percent of total future gross revenue from proved reserves. Gas reserves account for approximately 63 percent of the total future gross revenue from probable reserves, and liquid hydrocarbon reserves account for the remaining 37 percent of total future gross revenue from probable reserves. Gas reserves account for

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy LLC
February 20, 2012

approximately 70 percent of the total future gross revenue from possible reserves, and liquid hydrocarbon reserves account for the remaining 30 percent of total future gross revenue from possible reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

	Discounted Future Net Income ($M) As of December 31, 2011
Discount Rate Percent	Total Proved	Total Probable	Total Possible

9	$1,268,108	$278,329	$288,489
15	$972,848	$176,184	$206,244
20	$806,989	$129,913	$164,892
25	$685,881	$100,999	$135,918

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulations Part 210.4-10 (a). The probable reserves and possible reserves included herein conform to definitions of probable and possible reserves sponsored and approved by the Society of Petroleum Engineers (SPE), the World Petroleum Council (WPC), the American Association of Petroleum Geologists (AAPG) and the Society of Petroleum Evaluation Engineers (SPEE) as set forth in the 2007 SPE/WPC/AAPG/SPEE Petroleum Resources Management System (SPE-PRMS). An abridged version of the SEC proved reserves definitions from 210.4-10(a) and the SPE/WPC/AAPG/SPEE probable and possible reserves from the SPE-PRMS entitled "Petroleum Reserves Definitions" is included as an attachment to this report.

The various reserve status categories are defined in the attachment to this report entitled "Reserves Status Definitions and Guidelines." The developed proved and probable non-producing reserves included herein consist of the shut-in category. The developed possible non-producing reserves included herein consist of the shut-in and behind pipe categories.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The gas volumes included herein do not attribute gas consumed in operations as reserves.

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were omitted from consideration in making this evaluation.

Proved oil and gas reserves are "those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward." Probable reserves are those additional reserves that are less

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy LLC
February 20, 2012

certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Possible reserves are those additional reserves which are less certain to be recovered than probable reserves and thus the probability of achieving or exceeding the proved plus probable plus possible reserves is low. The reserves included herein were estimated using deterministic methods and presented as incremental quantities. Under the deterministic incremental approach, discrete quantities of reserves are estimated and assigned separately as proved, probable or possible based on their individual level of uncertainty.

The reserves and income quantities attributable to the different reserve classifications that are included herein have not been adjusted to reflect these varying degrees of risk associated with them and thus are not comparable. Moreover, estimates of reserves may increase or decrease as a result of future operations, effects of regulation by governmental agencies or geopolitical risks. As a result, the estimates of oil and gas reserves have an intrinsic uncertainty. The reserves included in this report are therefore estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts.

The reserves reported herein are limited to the period prior to expiration of current contracts providing the legal right to produce or a revenue interest in such production unless evidence indicates that contract renewal is reasonably certain. Furthermore, properties in the country of Argentina may be subjected to significantly varying contractual fiscal terms that affect the net revenue to Pan American for the production of these volumes. The prices and economic return received for these net volumes can vary significantly based on the terms of these contracts. Ryder Scott has not conducted an exhaustive audit or verification of such contractual information. Our acceptance of Pan American's representations regarding such contractual information should not be construed as a legal opinion on this matter.

Ryder Scott did not evaluate country and geopolitical risks in the country of Argentina, where the subject properties are located. Pan American's operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include matters relating to land tenure, drilling, production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax, and foreign trade and investment and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of reserves actually recovered and amounts of income actually received to differ significantly from the estimated quantities.

The estimates of reserves presented herein were based upon a detailed study of the properties in which Pan American owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The reserves for the properties included herein were estimated by performance methods, the analogy method or the volumetric method. In general, reserves attributable to producing wells and/or reservoirs were estimated by performance methods such as decline curve analysis and material balance, which utilized extrapolations of historical production and pressure data available through September 2011 in those cases where such data were considered to be definitive. In certain cases, producing reserves were estimated by the volumetric method where there were inadequate historical

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy LLC
February 20, 2012

performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate. Reserves attributable to proved, probable and possible non-producing and undeveloped reserves included herein were estimated by the analogy method or the volumetric method which utilized all pertinent well and seismic data available through December 2011.

Major fields which were evaluated based primarily on performance or analogy methods include the Cañadon Alfa and Kaus fields in the Austral Basin, and Aguada Pichana, Aguada San Roque, Loma Las Yeguas, and Lindero Atravesado fields in the Neuquen Basin. Major fields, which were evaluated by the volumetric method, include the Aries, Fenix Carina and Vega Pleyade fields in the Austral Basin. Proved reserves for the remaining fields, were evaluated using performance methods. Material balance methods were also used to support our results for Aguada San Roque, Aries and Loma Las Yeguas fields.

To estimate economically recoverable oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be demonstrated to be economically producible based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined as of the effective date of the report. We have applied the same criteria for economic producibility to the probable and possible reserves included in this report. Pan American has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future production and income, we have relied upon data furnished by Pan American with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or properties, other costs such as transportation and/or processing fees, royalty payments, recompletion and development costs, abandonment costs after salvage, product prices based on the SEC regulations, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data supplied by Pan American.

Table A presents a one-line summary of proved reserves and income data for each of the subject properties which are ranked according to their future net income discounted at 10 percent per year. Table B presents a one-line summary of gross and net reserves and income data for each of the subject properties. Tables 1 through 247 present our estimated projections of production and income by years beginning January 1, 2012, as summarized for the total Pan American Energy LLC and by basin, area, and field.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy LLC
February 20, 2012

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Pan American. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

Pan American provided us with hydrocarbon prices. Pan American has assured us that the hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. Certain gas prices for low permeability reservoirs or economically marginal projects were determined by Pan American based on governmental price allowances for such gas. These price allowances are approved by the Argentine government on a case by case basis. Such higher gas price allowances under a program designated as "Gas Plus" by the Argentine government were paid in year 2011 for certain volumes of gas delivered by Pan American from its Neuquen based properties. A greater volume of gas, including gas from the Austral basin, has been granted Gas Plus status and according to Pan American will receive such a price starting in 2012. Product prices which were actually used for each property reflect adjustment for gravity, quality, local conditions, and/or distance from market.

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the properties and wells in this report are based on the operating expense reports of Pan American and include only those costs directly applicable to the properties or wells. The operating costs include a portion of general and administrative costs allocated directly to the properties and wells. When applicable for operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs. The operating costs for non-operated properties include the overhead costs that are allocated directly to the properties and wells under terms of operating agreements. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the properties or wells.

Development costs were furnished to us by Pan American and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were significant. The estimates of the net abandonment costs furnished by Pan American were accepted

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy LLC
February 20, 2012

without independent verification. Ryder Scott has not performed a detailed study of the abandonment costs or the salvage value and makes no warranty for Pan American's estimates.

Because of the direct relationship between volumes of proved, probable and possible undeveloped reserves and development plans, we include in the proved, probable and possible undeveloped category only reserves assigned to undeveloped locations that we have been informed will definitely be drilled. Pan American has informed us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans. The plan of development for the gas reserves to be produced from the offshore fields in the Austral Basin calls for two future wells in the Carina field which are scheduled to be drilled beyond five years from the as of date of this report. Pan American has provided us with a letter explaining the reasons for such a delay. In our opinion, Pan American has a coherent and reasonable explanation for deferring the drilling of these wells as scheduled and we have assigned the reserves corresponding to this development as proven.

Current costs were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over seventy years. Ryder Scott is employee owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer's license or a registered or certified professional geoscientist's license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Pan American. Neither we nor any of our employees have any interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pan American Energy LLC
February 20, 2012

Terms of Usage

This report was prepared for the exclusive use and sole benefit of Pan American Energy LLC and may not be put to other use without our prior written consent for such use. We have provided Pan American with a digital version of the original signed copy of this report. In the event there are any differences between the digital version and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

HAO-GR (JEH)/pl	Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ Hugo A. Ovalle
Hugo A. Ovalle
Petroleum Engineer

/s/ Guale Ramírez
Guale Ramírez, P.E.
TBPE License No. 48318
Managing Senior Vice President- International

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Guadalupe Ramirez was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Ramirez, an employee of Ryder Scott Company L.P. (Ryder Scott) since 1981, is a Managing Senior Vice President and also serves as a member of the Board of Directors. He is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Ramirez served in a number of engineering positions with Sun Oil Company and Natomas North America. For more information regarding Mr. Ramirez's geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Ramirez earned a Bachelor of Science Degree in Mechanical Engineering with honors from Texas A&M University in 1976 and is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Ramirez fulfills. As part of his 2011 continuing education hours, Mr. Ramirez attended an internally received 18 hours of formalized training as well as a day long public forum, the, 2011 RSC Reserves Conference relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Ramirez has also presented courses on the new SEC Reserves definitions on various occasions during the year 2009 and 2011 as well as 16 hours of formalized external training during 2011 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software, unconventional resources and ethics for consultants.

Based on his educational background, professional training and more than 34 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Ramirez has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article Ill of the "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers as of February 19, 2007.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS